Exhibit 10.1

THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of October 8, 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (FAX 617-969-5965) (“Bank”) and SALARY.COM, INC. a Delaware corporation with offices at 195 West Street, Waltham, Massachusetts 02451 (“Borrower”).

1.	DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 10, 2006, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 10, 2006, as affected by a certain Waiver Agreement dated as of June 8, 2008, between Borrower and Bank (the “Waiver Agreement”), as amended by a certain First Loan Modification Agreement dated as of August 8, 2008, between Borrower and Bank, and as further amended by a certain Second Loan Modification Agreement dated as of September 17, 2008, between Borrower and Bank (as amended from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.	DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	Borrower hereby acknowledges that, as a condition precedent to Bank’s obligation to make the first Credit Extension pursuant to Section 2.1.1 while Borrower is not Stage 1 Eligible, Bank shall have received the results of a complete audit of Borrower’s Collateral, with results satisfactory to Bank in its sole and absolute discretion.

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.2(a) thereof:

“As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed One Million Dollars ($1,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4.”

and inserting in lieu thereof the following:

“As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Five Million Dollars ($5,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4.”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.3 thereof:

“FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to One Hundred Thousand Dollars ($100,000.00) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve and the aggregate amount of FX Forward Contracts may not exceed One Million Dollars ($1,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.4.”

and inserting in lieu thereof the following:

“FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Five Hundred Thousand Dollars ($500,000.00) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve and the aggregate amount of FX Forward Contracts may not exceed Five Million Dollars ($5,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.4.”

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.4 thereof:

“Borrower may use up to One Million Dollars ($1,000,000.00) (the “Cash Management Services Sublimit”), inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.3 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”

and inserting in lieu thereof the following:

“Borrower may use up to Five Million Dollars ($5,000,000.00) (the “Cash Management Services Sublimit”), inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.3 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”

5	The Loan Agreement shall be amended by deleting the following, appearing as Section 2.2 thereof:

“ 2.2 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceeds the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess. In addition, if, at any time, the outstanding Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3, 2.1.4 and 2.1.5 exceed Five Million Dollars ($5,000,000.00), Borrower shall immediately to pay Bank in cash such excess.”

and inserting in lieu thereof the following:

“ 2.2 Overadvances. If, at any time, the Availability Amount is less than Zero Dollars ($0.00), Borrower shall immediately pay to Bank in cash an amount necessary to make the Availability Amount Zero Dollars ($0.00).”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.3(a) thereof:

“(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one quarter of one percentage point (0.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.”

and inserting in lieu thereof the following:

“(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (A) for times when Borrower is not Stage 1 Eligible, one quarter of one percentage point (0.25%) above the Prime Rate, or (B) for times when Borrower is Stage 1 Eligible, the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.”

7	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.4 thereof:

“(b) Anniversary Fee. A fully earned, non-refundable anniversary fee of Twenty Five Thousand Dollars ($25,000.00) (the “Anniversary Fee”), which Anniversary Fee shall be earned as of the date hereof, and shall be payable on the earlier to occur of (i) the date that is one year from the Effective Date, (ii) the occurrence of an Event of Default, or (iii) the early termination of this Agreement;”

and inserting in lieu thereof the following:

“(b) Anniversary Fee.

(i) A fully earned, non-refundable anniversary fee of Twenty Five Thousand Dollars ($25,000.00) (the “Anniversary Fee”), which Anniversary Fee shall be earned as of the date hereof, and shall be payable on the earlier to occur of (A) the date that is one year from the Effective Date, (B) the occurrence of an Event of Default, or (C) the early termination of this Agreement; and

(ii) A fully earned, non-refundable anniversary fee of Thirty Thousand Dollars ($30,000.00) (the “2008 Anniversary Fee”), which 2008 Anniversary Fee shall be earned as of the 2008 Effective Date, and shall be payable on the earlier to occur of (A) the date that is one year from the 2008 Effective Date, (B) the occurrence of an Event of Default, or (C) the early termination of this Agreement.”

8	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.4 thereof:

“(e) Early Termination Fee. This Agreement may be terminated as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default and any applicable cure period, without notice, effective immediately. If this Agreement is terminated by Borrower for any reason, Borrower shall pay to Bank (in addition to all other amounts hereunder, including pursuant to Section

2.4) a termination fee in an amount equal to either (1) Twenty Five Thousand Dollars ($25,000.00), if the termination occurs on or before August 10, 2007, or (2) Ten Thousand Dollars ($10,000.00) if the termination occurs after August 10, 2007 (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the expiration of this Agreement; and”

and inserting in lieu thereof the following:

“(e) Intentionally omitted;”

9	The Loan Agreement shall be amended by deleting the following, appearing as Section 5.4 thereof:

“ 5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).”

and inserting in lieu thereof the following:

“ 5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).”

10	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.2 thereof:

“ 6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month (forty (40) days for the months ending July 31, 2006, August 31, 2006, September 30, 2006 and October 31, 2006), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion (provided that the documents required by this subsection to be delivered to Bank for Borrower’s fiscal year ended March 31, 2006 shall be delivered on or prior to October 31, 2006); (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its

Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000.00) or more; (vi) annually, and as may otherwise be reasonably requested by Bank, Board-approved financial projections no later than sixty (60) days after Borrower’s fiscal year end (and any amendments thereto approved by Borrower’s Board); and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

(b) Within twenty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable (by invoice date) and (ii) a future billings report in form acceptable to Bank in its sole discretion which lists the amounts that will be billed by Borrower within the next one hundred twenty (120) days (from the applicable month end) and the contracts and invoices (including the date the bill will be sent) in connection with such billings.

(c) Within thirty (30) days after the last day of each month (forty (40) days for the months ending July 31, 2006, August 31, 2006, September 30, 2006 and October 31, 2006), deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(d) Within thirty (30) days after the last day of each month, a Deferred Revenue report, in form acceptable to Bank in its sole discretion.

(e) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless a Default or an Event of Default has occurred and is continuing. Notwithstanding the foregoing, no Advance may be requested prior to the Initial Audit. The foregoing audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus out-of-pocket expenses.”

and inserting in lieu thereof the following:

“ 6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than (A) thirty (30) days after the last day of each month that is not the last month in a fiscal quarter of Borrower, or (B) forty-five (45) days after the last day of each month that is the last month in a fiscal quarter of Borrower (or, if Borrower is Stage 1 Eligible, no later than forty-five (45) days after the last day of each quarter), a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated and consolidating operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Grant Thornton LLP or another independent certified public accounting firm of national reputation or otherwise acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (vi) annually, and as may otherwise be reasonably requested by Bank, Board-approved financial projections no later than sixty (60) days after Borrower’s fiscal year end (and any amendments thereto approved by Borrower’s Board); and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

(b) Within (i) thirty (30) days after the last day of each month that is not the last month in a fiscal quarter of Borrower, or (ii) forty-five (45) days after the last day of each month that is the last month in a fiscal quarter of Borrower, so long as Borrower is not Stage 1 Eligible, and immediately at such time as when Borrower is not Stage 1 Eligible, deliver to Bank (i) a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date), and (ii) a future billings report in form acceptable to Bank in its sole discretion which lists the amounts that will be billed by Borrower within the next one hundred twenty (120) days (from the applicable month end) and the contracts and invoices (including the date the bill will be sent) in connection with such billings.

(c) Within (i) thirty (30) days after the last day of each month that is not the last month in a fiscal quarter of Borrower, or (ii) forty-five (45) days after the last day of each month that is the last month in a fiscal quarter of Borrower, so long as Borrower is not Stage 1 Eligible, and immediately at such time as when Borrower is not Stage 1 Eligible, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(d) Within (i) thirty (30) days after the last day of each month that is not the last month in a fiscal quarter of Borrower, or (ii) forty-five (45) days after the last day of each month that is the last month in a fiscal quarter of Borrower, so long as Borrower is not Stage 1 Eligible, and immediately at such time as when Borrower is not Stage 1 Eligible, deliver to Bank a Deferred Revenue report, in form acceptable to Bank in its sole discretion.

(e) So long as Borrower is not Stage 1 Eligible, permit Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than twice every twelve (12) months unless a Default or an Event of Default has occurred and is continuing. The foregoing audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus out-of-pocket expenses.”

11	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.3 thereof:

“Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).”

and inserting in lieu thereof the following:

“Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00).”

12	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.5 thereof:

“Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.”

and inserting in lieu thereof the following:

“Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.”

13	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.6 thereof:

“ 6.6 Operating Accounts.

(a) Maintain its and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates, and a majority of Borrower’s and such Subsidiaries’ cash or securities in excess of that amount used for Borrower’s or such Subsidiary’s current operations shall be maintained with Bank and Bank’s affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

and inserting in lieu thereof the following:

“ 6.6 Operating Accounts.

(a) Maintain its and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates, and a majority of Borrower’s and such Subsidiaries’ cash or securities in excess of that amount used for Borrower’s or such Subsidiary’s current operations shall be maintained with Bank and Bank’s affiliates. Any Guarantor shall maintain all depository, operating and securities accounts with Bank, or SVB Securities.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower or Guarantor at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

14	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7 thereof:

“ 6.7 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Liquidity. Borrower’s unrestricted cash at Bank plus the Committed Availability of at least Seven Hundred Fifty Thousand Dollars ($750,000.00).

(b) Adjusted Net Income. The aggregate amount of invoices submitted for payment by Borrower for services rendered and products delivered minus expenses (which expenses are determined in accordance with GAAP) of at least (i) ($750,000) for the three-month periods ending August 31, 2006, September 30, 2006, October 31, 2006 and November 30, 2006, (ii) $1,000,000 for the three-month periods ending December 31, 2006, January 31, 2007, and February 28, 2007, (iii) ($250,000) for the three-month periods ending March 31, 2007, April 30, 2007, May 31, 2007, June 30, 2007, July 31, 2007 and

August 31, 2007, (iv) $1.00 for the three-month periods ending September 30, 2007, October 31, 2007 and November 30, 2007, (v) $1,000,000 for the three-month periods ending December 31, 2007, January 31, 2008 and February 28, 2008, (vi) $1.00 for the three-month periods ending March 31, 2008, April 30, 2008 and May 31, 2008, (vii) ($300,000) for the three month period ending June 30, 2008, (viii) ($600,000) for the three-month period ending July 31, 2008, and (ix) ($1,300,000) for the three-month period ending August 31, 2008.”

and inserting in lieu thereof the following:

“ 6.7 Financial Covenants.

For any time at which Borrower is not Stage 1 Eligible, Borrower shall maintain at all such times, to be tested as of the last day of each month, unless otherwise noted:

(a) Liquidity. Borrower’s unrestricted cash and cash equivalents at Bank or Bank’s affiliates plus the Committed Availability of at least Fifteen Million Dollars ($15,000,000.00).

(b) Domestic Invoices. As of the last day of each month, for the three-month period ending on such day, Borrower shall have issued invoices to Account Debtors located in the United States, with an aggregate value of at least (i) for the three-month periods ending on October 31, 2008 and November 30, 2008, Eleven Million Dollars ($11,000,000.00), (ii) for the three-month period ending on December 31, 2008, Fourteen Million Dollars ($14,000,000.00), (iii) for the three-month periods ending on January 31, 2009, February 28, 2009 and March 31, 2009, Fifteen Million Dollars ($15,000,000.00), (iv) for the three-month periods ending on April 30, 2009, May 31, 2009, June 30, 2009, July 31, 2009, August 31, 2009, September 30, 2009, October 31, 2009 and November 30, 2009, Fourteen Million Dollars ($14,000,000.00), and (v) for the three-month period ending on December 31, 2009, and for the three-month period ending on the last day of each month thereafter, Fifteen Million Dollars ($15,000,000.00).

All financial covenants in this Section 6.7 shall be tested with respect to Borrower (including any entity subsequently added as a “Borrower” hereunder) and Salary.com Securities Corporation together.”

15	The Loan Agreement shall be amended by inserting the following new provisions, to appear immediately after Section 6.10 thereof:

“ 6.11 ICR Limited L.C. Provide evidence to Bank, within ninety (90) days of the 2008 Effective Date, that ICR Limited L.C., Borrower’s wholly-owned Subsidiary, has been dissolved.

6.12 Salary.com Jamaica Limited. Deliver to Bank, within thirty (30) days of the 2008 Effective Date, an unconditional guaranty from Salary.com Jamaica Limited (Borrower’s wholly-owned Subsidiary organized under the laws of Jamaica), together with all other documentation reasonably requested by Bank in connection therewith, all in form and substance reasonably acceptable to Bank.”

16	The Loan Agreement shall be amended by deleting the following, appearing as Section 7.2 thereof:

“ 7.2 Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if any Key Person ceases to hold such office with Borrower and a replacement satisfactory to Bank is not made within sixty (60) days after such Key Person’s departure from Borrower, or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 60% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or angel investors so long as Borrower identifies to Bank such investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.”

and inserting in lieu thereof the following:

“ 7.2 Changes in Business, Management, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) if any Key Person ceases to hold such office with Borrower and a replacement satisfactory to Bank is not made within sixty (60) days after such Key Person’s departure from Borrower. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.”

17	The Loan Agreement shall be amended by deleting the following, appearing as Section 7.3 thereof:

“ 7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower, and may be liquidated or dissolved, without Bank’s consent, provided that the proceeds of such liquidation are distributed to Borrower.”

and inserting in lieu thereof the following:

“ 7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where each of (a) the entity acquired by Borrower is in the same or a similar line of business of Borrower, (b) total consideration including cash and the value of any non-cash consideration for any such transaction does not in the aggregate exceed Two Million Dollars ($2,000,000.00); (c) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Four Million Dollars ($4,000,000.00) during the period commencing on October 8th of one year and ending on October 7th of the next year; (d) no Event of Default has occurred and is continuing or would exist after giving effect to the transaction; (e) Borrower can provide evidence of pro forma compliance with the financial covenants set forth in Section 6.7 as of the last day of the then-current month, and (f) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower, and may be liquidated or dissolved, without Bank’s consent, provided that the proceeds of such liquidation are distributed to Borrower.”

18	The Loan Agreement shall be amended by deleting the following, appearing as Section 7.7 thereof:

“ 7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except that Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000.00) per fiscal year.”

and inserting in lieu thereof the following:

“ 7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except that Borrower may repurchase its stock so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed in the aggregate of Two Million Dollars ($2,000,000.00) per fiscal year.”

19	The Loan Agreement shall be amended by deleting the following text, appearing in Section 8.2 thereof:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, 6.7, or violates any covenant in Section 7; or”

and inserting in lieu thereof the following:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, 6.7, 6.11, or violates any covenant in Section 7; or”

20	The Loan Agreement shall be amended by deleting the following text, appearing in Section 8.4 thereof:

“(d) a judgment or other claim in excess of One Hundred Thousand Dollars ($100,000.00) becomes a Lien on any of Borrower’s assets;”

and inserting in lieu thereof the following:

“(d) a judgment or other claim in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) becomes a Lien on any of Borrower’s assets;”

21	The Loan Agreement shall be amended by deleting the following, appearing as Section 8.6 thereof:

“ 8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a material adverse effect on Borrower’s business;”

and inserting in lieu thereof the following:

“ 8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;”

22	The Loan Agreement shall be amended by deleting the following, appearing as Section 8.7 thereof:

“ 8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed (including by the timely filing of an appeal of such judgment or judgments) for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);”

and inserting in lieu thereof the following:

“ 8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed (including by the timely filing of an appeal of such judgment or judgments) for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);”

23	The Loan Agreement shall be amended by inserting the following new provision, to appear immediately after Section 8.9 thereof:

“ 8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation (if such Guarantor has operations), condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.”

24	The Loan Agreement shall be amended by deleting the following text, appearing in Section 9.1 thereof:

“place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;”

and inserting in lieu thereof the following:

“deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;”

25	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of Permitted Liens in Section 13.1 thereof:

“(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and”

and inserting in lieu thereof the following:

“(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and”

26	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).”

“ “Borrowing Base” is (a) 80% of Eligible Accounts plus (b) 50% of Contractual Billings, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, after consultation with Borrower, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral. Notwithstanding the foregoing, the aggregate amount of Advances made based upon Contractual Billings at any time shall not exceed, at any time, an amount equal to twenty-five percent (25.0%) of the lesser of (a) the Revolving Line, or (b) sum of (i) 80% of Borrower’s Eligible Accounts (as determined by Borrower’s Borrowing Base Certificate), and (ii) 50% of Borrower’s Contractual Billings (as determined by Borrower’s Borrowing Base Certificate).”

“ “Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line minus all outstanding Credit Extensions.”

“ “Key Person” is any of Borrower’s Chief Executive Officer and Chief Financial Officer, who, as of the Effective Date, are Gregory Kent Plunkett and Ken Goldman, respectively.”

“ “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower, and/or any guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”

“ “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.”

“ “Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date; and

(b) Cash Equivalents.”

“ “Revolving Line” is an Advance or Advances in an aggregate amount of up to Five Million Dollars ($5,000,000.00) outstanding at any time.”

“ “Revolving Line Maturity Date” is October 8, 2008.”

and inserting in lieu thereof the following:

“ “Availability Amount” is (a) when Borrower is Stage 1 Eligible, (i) the Revolving Line minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (iii) the FX Reserve, and minus (iv) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services), or (b) when Borrower is not Stage 1 Eligible, (i) the lesser of (A) the Revolving Line, or (B) the Borrowing Base minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (iii) the FX Reserve, and minus (iv) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).”

“ “Borrowing Base” is (a) 80% of Eligible Accounts plus (b) 50% of Contractual Billings, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, after consultation with Borrower, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral. Notwithstanding the foregoing, the aggregate amount of Advances made based upon Contractual Billings at any time shall not exceed, at any time, an amount equal to thirty percent (30.0%) of the lesser of (a) the Revolving Line, or (b) sum of (i) 80% of Borrower’s Eligible Accounts (as determined by Borrower’s Borrowing Base Certificate), and (ii) 50% of Borrower’s Contractual Billings (as determined by Borrower’s Borrowing Base Certificate).”

“ “Committed Availability” means, as the date of determination, an amount equal to (a) the lesser of (i) the Revolving Line and (ii) the Borrowing Base, minus (b) all outstanding Credit Extensions.”

“ “Key Person” is any of Borrower’s Chief Executive Officer and Chief Financial Officer.”

“ “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower, and/or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”

“ “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and each Secured Guarantor, taken as a whole; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.”

“ “Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments in Salary.com Securities Corporation;

(d) Investments in Infobasis Limited for the ordinary and necessary current operating expenses of Infobasis Limited in an aggregate amount not to exceed (i) Three Hundred Fifty Thousand Dollars ($350,000.00) during the period beginning on the 2008 Effective Date and ending on the date that is 364 days from the 2008 Effective Date, and (ii) Two Hundred Fifty Thousand Dollars ($250,000.00) from the period beginning on the date that is one (1) year from the 2008 Effective Date and ending on the date that is two (2) years from the 2008 Effective Date;

(e) Investments in SDC China Ltd. for the ordinary and necessary current operating expenses of SDC China Ltd. in an aggregate amount not to exceed Eight Hundred Thousand Dollars ($800,000.00) per quarter; and

(f) Investments in Salary.com Jamaica Limited for the ordinary and necessary current operating expenses of Salary.com Jamaica Limited in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) per quarter; provided, however, if during any quarter, the aggregate amount of such Investments made by Borrower is less than Five Hundred Thousand Dollars ($500,000.00) (such difference being the “Unused Amount”), then, during the first month in the subsequent quarter, Borrower may also make Investments in Salary.com Jamaica Limited for the ordinary and necessary current operating expenses of Salary.com Jamaica Limited in an aggregate amount not to exceed the Unused Amount.”

“ “Revolving Line” is an Advance or Advances in an aggregate amount of up to Ten Million Dollars ($10,000,000.00) outstanding at any time.”

“ “Revolving Line Maturity Date” is October 8, 2010.”

27	The Loan Agreement shall be amended by inserting the following definition, to appear in appropriate alphabetical order in Section 13.1 thereof:

“ “2008 Anniversary Fee” is defined in Section 2.4(b).”

“ “2008 Effective Date” is October 8, 2008.”

“ “Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Salary.com Securities Corporation.”

“ “Secured Guarantor” is any present or future guarantor of the Obligations that has granted a lien to Bank in all of its assets of the type described on Exhibit A, including, without limitation, Salary.com Securities Corporation.”

“ “Stage 1 Eligible” means, for any given time, that Borrower has at such time, and has had at all times during the then-current month, unrestricted and unencumbered cash and cash equivalents at Bank or Bank’s affiliates in an amount equal to at least Twenty Million Dollars ($20,000,000.00).”

“ “Unused Amount” is defined in subsection (f) of the definition of Permitted Investments.”

28	The Borrowing Base Certificate appearing as Exhibit C to the Loan Agreement is hereby deleted in its entirety and replaced with the Borrowing Base Certificate attached as Schedule 1 hereto.

29	The Compliance Certificate appearing as Exhibit D to the Loan Agreement is hereby deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 2 hereto.

4.	FEES. Borrower has previously paid to Bank a fee equal to Thirty-Five Thousand Dollars ($35,000.00) in connection with this Loan Modification Agreement. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.	PERFECTION CERTIFICATE. In connection with this Loan Modification Agreement, Borrower has delivered to Bank an updated Perfection Certificate. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete.

6.	CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.	RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.	NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9.	CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10.	COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

SALARY.COM, INC.		SILICON VALLEY BANK

By:	/s/ Bryce Chicoyne	By:	/s/ Larisa B. Chilton
Name:	Bryce Chicoyne	Name:	/s/ Larisa B. Chilton
Title:	Sr. Vice President and CFO	Title:	Vice President